                           Exhibit 5

            (Letterhead of Cahill Gordon & Reindel)




                         July 29, 1999



Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York  10048


          Re:  Morgan Stanley Dean Witter
               Select Equity Trust,
               REIT Portfolio Series 99-3


Gentlemen:

          We have acted as special counsel for you as Depositor of the Morgan Stanley Dean Witter Select Equity Trust, REIT Portfolio Series 99-3 (the "Trust"), in connection with the is-suance under the Trust Indenture and Agreement, dated Janu-ary 22, 1991, as amended, and the related Reference Trust Agreement, dated July 29, 1999 (such Trust Indenture and Agree-ment and Reference Trust Agreement collectively referred to as the "Indenture"), between you, as Depositor, and The Chase Man-hattan Bank, as Trustee, of units of fractional undivided in-terest in said Trust (the "Units") comprising the Units of Mor-gan Stanley Dean Witter Select Equity Trust, REIT Portfolio Se-ries 99-3. In rendering our opinion expressed below, we have relied in part upon the opinions and representations of your officers and upon opinions of counsel to Dean Witter Reynolds Inc.

          Based upon the foregoing, we advise you that, in our opinion, when the Indenture has been duly executed and deliv-ered on behalf of the Depositor and the Trustee and when the Receipt for Units evidencing the Units has been duly executed and delivered by the Trustee to the Depositor in accordance with the Indenture, the Units will be legally issued, fully paid and nonassessable by the Trust, and will constitute valid and binding obligations of the Trust and the Depositor in ac-cordance with their terms, except that enforceability of cer-tain provisions thereof may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and by general equitable principles.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-82373) re-lating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and the related Prospectus. Our consent to such ref-erence does not constitute a consent under Section 7 of the Se-curities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regula-tions of the Commission thereunder.

                              Very truly yours,



                              CAHILL GORDON & REINDEL